Exhibit 10.7

AMENDMENT NO. 4 TO THE

ALLTEL CORPORATION

1998 MANAGEMENT DEFERRED COMPENSATION PLAN

Effective as of July 16, 2006, the Alltel Corporation 1998 Management Deferred Compensation Plan is hereby amended to add a new Section 6.8 at the end thereof as follows:

"(f) Transfer of Accounts. Pursuant to the Employee Benefits Agreement by and between Alltel Corporation and Alltel Holding Corp. dated as of December 8, 2005, as amended (the "Employee Benefits Agreement") and the related Assignment and Assumption Agreement between Alltel Corporation and Alltel Holding Corp. dated as of July 16, 2006 ("Assumption Agreement"), the Deferred Compensation Account of each Participant listed on Appendix A (the "Transferred Participants") shall be transferred to the Windstream Management Deferred Compensation Plan as of July 16, 2006. The elections made by such Transferred Participants under the Plan or related Sub-Plan (including, without limitation, timing and manner of payment of benefits, and designation of Beneficiaries) shall be carried over and shall apply for purposes of the Windstream Management Deferred Compensation Plan, subject to any change of election rights under such plan. subject to any change of election rights under such plan. Each Transferred Participant shall have no further right to a benefit under the Plan or Sub-Plan immediately after his or her Deferred Compensation Account is transferred to the Windstream Management Deferred Compensation Plan in accordance with the terms and conditions of the Employee Benefits Agreement and the Assumption Agreement."

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

ALLTEL CORPORATION

By: /s/ Scott T. Ford
Name:  Scott T. Ford
Title:    President and Chief Executive Officer

APPENDIX A

TRANSFERRED PARTICIPANTS

Frantz, Francis X.
Fulbright, John E.
Gardner, Jeffery R.
Powell, Daniel A.
Rhoda, Michael D.
Thomas, Bruce P.
Koch, John B.
Cornacchione, Americo
Wiley, Charles